Exhibit 10.26

May 18, 2011

VIA CERTIFIED MAIL/RETURN RECEIPT REQUESTED

Harvey Kamil
11 Shore Drive
Setauket, NY  11733

Dear Harvey:

I write in response to your letter to me, dated March 8, 2011.  The Company hereby acknowledges its receipt of your letter and proposes the following in connection with your change-in-control benefits and go-forward employment with the Company (the “New Agreement”).

1.             Payment Under Paragraph 8(a) of the Employment Agreement

The Company shall unconditionally pay to you $4,423,000, which represents the monies provided for under Paragraph 8(a)(i)(B), (i)(C) and (vi) of the employment agreement dated as of March 1, 2008 by and between you and the Company (the “Employment Agreement”), within ten (10) business days following the earlier of (x) the date upon which a new Chief Financial Officer of the Company begins his or her employment with the Company or (y) October 1, 2011 (such earlier date, the “Termination Date”); it being understood and agreed that if a new Chief Financial Officer begins his or her employment with the Company before October 1, 2011, then the Employment Agreement shall terminate on the date the new Chief Financial Officer begins employment with the Company, and if the new Chief Financial Officer begins his or her employment the Company after October 1, 2011, then the Employment Agreement shall terminate on October 1, 2011.

Upon your execution of this New Agreement, you shall have an absolute right to such payment under the terms of this New Agreement, and such payment is not contingent upon any other provision under this New Agreement, the Employment Agreement, whether you provide any further services to the Company (or provide such services to the satisfaction of the Company) or any other fact or circumstance.

2.             Period of Service from the Date Hereof to the Termination Date

For the period from the date hereof to the Termination Date, except as provided above, the Employment Agreement will continue in full force and effect, and each of the Company and you will continue to comply with the Employment Agreement.  On the Termination Date, the Employment Agreement will terminate, except that Sections 9(d) and 22 of the Employment Agreement shall survive after the Termination Date and it is agreed and understood that any provisions of the Employment Agreement intended to survive its termination shall continue to survive.  On the Termination Date, you shall be entitled to (i) all Accrued Obligations (as defined in Paragraph 8 of the Employment Agreement) and (ii) continued benefits described in Paragraph 8(a)(ii) of the Employment Agreement as if you terminated employment with the Company on the Termination Date.  For the avoidance of doubt the Employment Period (as defined in the Employment Agreement) shall be deemed to expire at the end of the Termination Date for the purposes of Section 10 of the Employment Agreement.

Notwithstanding the foregoing, nothing in this New Agreement shall obligate you to remain employed by the Company through the Termination Date and you or the Company may terminate your employment relationship at any time upon thirty (30) days written notice, after which the Employment

Agreement shall immediately terminate in the same manner, and with same provisions surviving, as described above.

3.             Role as Vice Chairman of the Company

Immediately after the Termination Date, you will become the Vice Chairman of the Company and will provide the following services to the Company, for a period of time, and to the extent, mutually agreed upon, in each case on an as needed basis (collectively, the “Services”):

•                  Transition services for the new Chief Financial Officer;

•                  Serve as the Company’s executive representative on the Counsel for Responsible Nutrition and on Natural Products Association, and other similar industry groups;

•                  Regulatory services, including certain supervisory duties with respect to the legal department of the Company;

•                  Litigation related services, including in your capacity as a Rule 30(b)(6) witness and as a testifying witness in legal proceedings; and

•                  Such other services that you and the Company mutually agree upon.

While serving as Vice Chairman, you will comply fully and promptly with the various policies, procedures and rules governing employees promulgated and/or as amended from time to time by the Company.

You will be entitled to receive total annual compensation of $624,600 (“New Compensation”) for performing the Services; it being understood and agreed that you would not be eligible to receive any bonus compensation for performing the Services.  The New Compensation will be pro-rated for the period of time that you will be performing the Services.  You will also continue to receive the automobile allowance and reimbursement of business, travel and entertainment expenses at the same level as currently provided under the Employment Agreement.

If you are in agreement with the foregoing, please acknowledge by executing this letter in the space below.

Sincerely,

Jeffrey Nagel

ACCEPTED AND AGREED:

/s/ Harvey Kamil		/s/ Jeffrey Nagel
Harvey Kamil		Date

cc:	Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036

Attn.:	Susan P. Serota, Esq.
Kenneth W. Taber, Esq.